Roper Technologies announces first quarter financial results
Increasing full year guidance

Sarasota, Florida, April 28, 2025 ... Roper Technologies, Inc. (Nasdaq: ROP) reported financial results for the first quarter ended March 31, 2025.

First quarter 2025 highlights

•Revenue increased 12% to $1.88 billion; acquisition contribution was +8% and organic revenue was +5%
•GAAP net earnings decreased 13% to $331 million; adjusted net earnings increased 9% to $517 million
•Adjusted EBITDA increased 9% to $740 million
•Operating cash flow decreased 1% to $529 million; trailing-twelve-months adjusted operating cash flow increased 12% to $2.39 billion
•GAAP DEPS decreased 14% to $3.06; adjusted DEPS increased 8% to $4.78

"Roper had a strong start to 2025 and our enterprise continues to execute at a high level," said Neil Hunn, Roper’s President and CEO. "Our total revenue growth of 12% was driven by an 8% acquisition contribution and 5% organic growth. Importantly, our trailing-twelve-months free cash flow grew 12% with a 31% free cash flow margin. Last week, we completed the acquisition of CentralReach, a leading provider of cloud-native software enabling the workflow and administration of Applied Behavior Analysis therapy. CentralReach is a terrific business that not only meets each of our historical acquisition criteria but also meets our higher growth and higher return expectations."

"Despite an uncertain macroeconomic backdrop, we are increasing our full year outlook. This is underpinned by resilient demand for our mission critical solutions and our expanding recurring revenue base. Additionally, we are well positioned to continue executing our disciplined and process-driven capital deployment strategy, fueled by our significant M&A firepower and a large pipeline of attractive acquisition opportunities. Roper's durable cash flow compounding model has historically performed well through economic and market cycles, and we expect our resilience will again be demonstrated in the current environment," concluded Mr. Hunn.

Increasing 2025 guidance

Roper now expects full year 2025 adjusted DEPS of $19.80 - $20.05, compared to previous guidance of $19.75 - $20.00. The Company increased its full year total revenue growth outlook to ~12%, compared to a previous outlook of 10%+, and continues to expect organic revenue growth of +6 – 7%.

For the second quarter of 2025, the Company expects adjusted DEPS of $4.80 - $4.84.

Roper’s guidance includes the impact of the previously announced acquisition of CentralReach, which closed on April 23, 2025. The Company’s guidance excludes the impact of unannounced future acquisitions or divestitures.

Conference call to be held at 8:00 AM (ET) today

A conference call to discuss these results has been scheduled for 8:00 AM ET on Monday, April 28, 2025. The call can be accessed via webcast or by dialing +1 800-836-8184 (US/Canada) or +1 646-357-8785, using conference call ID 07867. Webcast information and conference call materials will be made available in the Investors section of Roper’s website (www.ropertech.com) prior to the start of the call. The webcast can also be accessed directly by using the following URL https://event.webcast. Telephonic replays will be available for up to two weeks and can be accessed by dialing +1 646-517-4150 with access code 07867#.

Use of non-GAAP financial information

The Company supplements its consolidated financial statements presented on a GAAP basis with certain non-GAAP financial information to provide investors with greater insight, increase transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial schedules or tables. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP, and the financial results prepared in accordance with GAAP and reconciliations from these results should be carefully evaluated.

Minority interest

Following the sale of a majority stake in its industrial businesses to CD&R, Roper holds a minority interest in Indicor. The fair value of Roper’s equity investment in Indicor is updated on a quarterly basis and reported as "equity investments (gain) loss, net." Roper makes non-GAAP adjustments for the impacts associated with this investment.

Table 1: Revenue and adjusted EBITDA reconciliation ($M)
	Q1 2024	Q1 2025		V %
GAAP revenue	$1,681	$1,883		12%

Components of revenue growth
Organic				5%
Acquisitions				8%
Foreign exchange				—%
Revenue growth				12%

Adjusted EBITDA reconciliation
GAAP net earnings	$382	$331
Taxes	102	87
Interest expense	53	63
Depreciation	9	9
Amortization	185	204
EBITDA	$731	$694		(5)%

Transaction-related expenses for completed acquisitions	2	1
Financial impacts associated with the minority investments in Indicor & Certinia	(57)	44	A
Adjusted EBITDA	$676	$740		9%
Adjusted EBITDA margin	40.2%	39.3%		(90 bps)

Table 2: Adjusted net earnings reconciliation ($M)
	Q1 2024	Q1 2025		V %
GAAP net earnings	$382	$331		(13)%
Transaction-related expenses for completed acquisitions	1	1
Financial impacts associated with the minority investments in Indicor & Certinia	(48)	32	A
Amortization of acquisition-related intangible assets	141	154	B
Adjusted net earnings C	$476	$517		9%

Table 3: Adjusted DEPS reconciliation
	Q1 2024	Q1 2025		V %
GAAP DEPS	$3.54	$3.06		(14)%
Transaction-related expenses for completed acquisitions	0.01	0.01
Financial impacts associated with the minority investments in Indicor & Certinia	(0.45)	0.29	A
Amortization of acquisition-related intangible assets	1.31	1.42	B
Adjusted DEPS C	$4.41	$4.78		8%

Table 4: Adjusted cash flow reconciliation ($M) (from continuing operations)
	Q1 2024	Q1 2025	V %	TTM 2024	TTM 2025	V %
Operating cash flow	$531	$529	(1)%	$2,104	$2,390	14%
Taxes paid in period related to divestiture	—	—		32	—
Adjusted operating cash flow	$531	$529	(1)%	$2,136	$2,390	12%
Capital expenditures	(9)	(10)		(68)	(66)
Capitalized software expenditures	(10)	(12)		(40)	(48)
Adjusted free cash flow	$513	$507	(1)%	$2,029	$2,276	12%

Table 5: Forecasted adjusted DEPS reconciliation
	Q2 2025		FY 2025
	Low end	High end	Low end	High end
GAAP DEPS D	$3.33	$3.37	$13.72	$13.97
YTD transaction-related expenses for completed acquisitions	—	—	0.01	0.01
YTD financial impacts associated with the minority investment in Indicor A	—	—	0.29	0.29
Amortization of acquisition-related intangible assets B	1.47	1.47	5.78	5.78
Adjusted DEPS C	$4.80	$4.84	$19.80	$20.05

Footnotes:

A.	Adjustments related to the financial impacts associated with the minority investment in Indicor as shown below ($M, except per share data). Forecasted results do not include any potential impacts associated with our minority investment in Indicor, as these potential impacts cannot be reasonably predicted. These impacts will be excluded from all non-GAAP results in future periods.

		Q1 2025A	Q2 2025E	FY 2025E	YTD 2025A
	Pretax	$44	TBD	TBD	$44
	After-tax	$32	TBD	TBD	$32
	Per share	$0.29	TBD	TBD	$0.29

B.	Actual results and forecast of estimated amortization of acquisition-related intangible assets as shown below ($M, except per share data).

		Q1 2025A	Q2 2025E	FY 2025E
	Pretax	$194	$202	$795
	After-tax	$154	$160	$628
	Per share	$1.42	$1.47	$5.78

C.	All actual and forecasted non-GAAP adjustments are taxed at 21% with the exception of the financial impacts associated with minority investments.

D.	Forecasted GAAP DEPS do not include any potential impacts associated with our minority investment in Indicor. These impacts will be excluded from all non-GAAP results in future periods.

Note: Numbers may not foot due to rounding.

About Roper Technologies

Roper Technologies is a constituent of the Nasdaq 100, S&P 500, and Fortune 1000. Roper has a proven, long-term track record of compounding cash flow and shareholder value. The Company operates market leading businesses that design and develop vertical software and technology enabled products for a variety of defensible niche markets. Roper utilizes a disciplined, analytical, and process-driven approach to redeploy its excess capital toward high-quality acquisitions. Additional information about Roper is available on the Company’s website at www.ropertech.com.

Contact information:
Investor Relations
941-556-2601
investor-relations@ropertech.com

The information provided in this press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements may include, among others, statements regarding operating results, the success of our internal operating plans, and the prospects for newly acquired businesses to be integrated and contribute to future growth, profit and cash flow expectations. Forward-looking statements may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes," "intends" and similar words and phrases. These statements reflect management's current beliefs and are not guarantees of future performance. They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. Such risks and uncertainties include our ability to identify and complete acquisitions consistent with our business strategies, integrate acquisitions that have been completed, realize expected benefits and synergies from, and manage other risks associated with, acquired businesses, including obtaining any required regulatory approvals with respect thereto. We also face other general risks, including our ability to realize cost savings from our operating initiatives, general economic conditions and the conditions of the specific markets in which we operate, including risks related to labor shortages and rising interest rates, changes in foreign exchange rates, risks related to changing U.S. and foreign trade policies, including increased trade restrictions or tariffs, risks associated with our international operations, cybersecurity and data privacy risks, including litigation resulting therefrom, risks related to political instability, armed hostilities, incidents of terrorism, public health crises (such as the COVID-19 pandemic) or natural disasters, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, including as a result of inflation and potential supply chain constraints, environmental compliance costs and liabilities, risks and cost associated with litigation, potential write-offs of our substantial intangible assets, and risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products. Important risks may be discussed in current and subsequent filings with the SEC. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

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Roper Technologies, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(Amounts in millions)

	March 31, 2025	December 31, 2024
ASSETS:

Cash and cash equivalents	$372.8	$188.2
Accounts receivable, net	813.3	885.1
Inventories, net	125.5	120.8
Income taxes receivable	20.3	25.6
Unbilled receivables	135.7	127.3
Prepaid expenses and other current assets	237.0	195.7
Total current assets	1,704.6	1,542.7

Property, plant and equipment, net	150.0	149.7
Goodwill	19,408.2	19,312.9
Other intangible assets, net	8,916.9	9,059.6
Deferred taxes	54.7	54.1
Equity investment	728.2	772.3
Other assets	456.2	443.4
Total assets	$31,418.8	$31,334.7

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Accounts payable	$152.8	$148.1
Accrued compensation	179.1	289.0
Deferred revenue	1,667.9	1,737.4
Other accrued liabilities	544.5	546.2
Income taxes payable	144.3	68.4
Current portion of long-term debt, net	999.4	1,043.1
Total current liabilities	3,688.0	3,832.2

Long-term debt, net of current portion	6,457.0	6,579.9
Deferred taxes	1,611.6	1,630.6
Other liabilities	438.6	424.4
Total liabilities	12,195.2	12,467.1

Common stock	1.1	1.1
Additional paid-in capital	3,108.7	3,014.6
Retained earnings	16,276.9	16,034.9
Accumulated other comprehensive loss	(146.8)	(166.5)
Treasury stock	(16.3)	(16.5)
Total stockholders’ equity	19,223.6	18,867.6
Total liabilities and stockholders’ equity	$31,418.8	$31,334.7

Roper Technologies, Inc.
Condensed Consolidated Statements of Earnings (unaudited)
(Amounts in millions, except per share data)

	Three months ended March 31,
	2025	2024
Net revenues	$1,882.8	$1,680.7
Cost of sales	589.1	499.7
Gross profit	1,293.7	1,181.0

Selling, general and administrative expenses	767.9	699.7
Income from operations	525.8	481.3

Interest expense, net	62.9	53.2
Equity investments (gain) loss, net	44.4	(57.0)
Other expense, net	0.5	1.2

Earnings before income taxes	418.0	483.9

Income taxes	86.9	101.9

Net earnings	$331.1	$382.0

Net earnings per share:
Basic	$3.08	$3.57
Diluted	$3.06	$3.54

Weighted average common shares outstanding:
Basic	107.4	107.0
Diluted	108.2	107.9

Roper Technologies, Inc.
Selected Segment Financial Data (unaudited)
(Amounts in millions; percentages of net revenues)

	Three months ended March 31,
	2025		2024
	Amount	%	Amount	%
Net revenues:
Application Software	$1,068.2		$895.2
Network Software	375.9		370.8
Technology Enabled Products	438.7		414.7
Total	$1,882.8		$1,680.7

Gross profit:
Application Software	$720.8	67.5%	$625.7	69.9%
Network Software	315.6	84.0%	316.3	85.3%
Technology Enabled Products	257.3	58.7%	239.0	57.6%
Total	$1,293.7	68.7%	$1,181.0	70.3%

Operating profit*:
Application Software	$276.8	25.9%	$239.6	26.8%
Network Software	166.7	44.3%	167.0	45.0%
Technology Enabled Products	153.6	35.0%	136.2	32.8%
Total	$597.1	31.7%	$542.8	32.3%

* Segment operating profit is before unallocated corporate general and administrative expenses and enterprise-wide stock-based compensation. These expenses were $71.3 and $61.5 for the three months ended March 31, 2025 and 2024, respectively.

Roper Technologies, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(Amounts in millions)
	Three months ended March 31,
	2025	2024
Cash flows from operating activities:
Net earnings	$331.1	$382.0
Adjustments to reconcile net earnings to cash flows from operating activities:
Depreciation and amortization of property, plant and equipment	9.1	9.2
Amortization of intangible assets	204.0	185.0
Amortization of deferred financing costs	2.8	2.2
Non-cash stock compensation	38.8	33.6
Equity investments (gain) loss, net	44.4	(57.0)
Income tax provision	86.9	101.9
Changes in operating assets and liabilities, net of acquired businesses:
Accounts receivable	74.4	79.4
Unbilled receivables	(7.6)	(12.2)
Inventories	(4.1)	(7.9)
Prepaid expenses and other current assets	(41.3)	(26.8)
Accounts payable	2.9	0.3
Other accrued liabilities	(107.4)	(69.3)
Deferred revenue	(70.6)	(70.5)
Cash income taxes paid	(29.1)	(19.0)
Other, net	(5.6)	0.6
Cash provided by operating activities	528.7	531.5

Cash flows used in investing activities:
Acquisitions of businesses, net of cash acquired	(124.9)	(1,858.7)
Capital expenditures	(9.5)	(9.3)
Capitalized software expenditures	(12.4)	(9.6)
Other	—	(1.0)
Cash used in investing activities	(146.8)	(1,878.6)

Cash flows from (used in) financing activities:
Borrowings (payments) under revolving line of credit, net	(125.0)	1,390.0
Cash dividends to stockholders	(88.6)	(80.5)
Proceeds from stock-based compensation, net	42.7	21.7
Treasury stock sales	7.2	5.8
Other, net	(44.1)	(0.1)
Cash provided by (used in) financing activities	(207.8)	1,336.9

Effect of exchange rate changes on cash	10.5	(5.7)

Net increase (decrease) in cash and cash equivalents	184.6	(15.9)

Cash and cash equivalents, beginning of period	188.2	214.3

Cash and cash equivalents, end of period	$372.8	$198.4